Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

THE SOUTH FINANCIAL GROUP, INC.

________________________

            In accordance with Sections 33-6-102 and 33-10-106 of the South Carolina Business Corporation Act of 1988 (the “Code”), The South Financial Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

1. The name of the Corporation is The South Financial Group, Inc.

2. On May 16, 2010, the Corporation adopted an amendment to the Corporation’s Amended and Restated Articles of Incorporation, as set forth in the following Certificate of Designations:

Certificate of Designations of Preferred Stock, Series M

3. Such amendment does thereby designate, create, authorize and provide for the issue of one series of preferred stock, having no par value per share and with a liquidation preference of $710.00 per share, which shall be designated as Preferred Stock, Series M, consisting of 100 shares, having the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof set forth on the Certificate of Designations attached hereto and made a part hereof.

4. Such amendment was duly authorized by the Board of Directors and shareholder action was not required, pursuant to the authority granted in the Corporation’s Amended and Restated Articles of Incorporation and Section 33-6-102 of the Code.

5.  The effective date of these Articles of Amendment shall be 10:00am on May 20, 2010 in accordance with the provisions of Section 33-1-230 of the Code.

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm, under penalties of perjury, that this certificate is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand as of the 17h day of May, 2010.

THE SOUTH FINANCIAL GROUP, INC.

By:    /s/ William P. Crawford, Jr.

Name: William P. Crawford, Jr.

Title: Executive Vice President and General Counsel

CERTIFICATE OF DESIGNATIONS

OF

PREFERRED STOCK, SERIES M

OF

THE SOUTH FINANCIAL GROUP, INC.

The South Financial Group, Inc., a corporation organized and existing under the laws of the State of South Carolina (the “Corporation”), in accordance with the provisions of Sections 33-6-102 and 33-10-106 of the South Carolina Business Corporation Act of 1988, as amended, does hereby certify as follows:

The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the articles of incorporation and bylaws of the Corporation and applicable law, adopted the following resolution on May 16, 2010 creating a series of 100 shares of Preferred Stock of the Corporation designated as “Preferred Stock, Series M”.

RESOLVED, that pursuant to the provisions of the articles of incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.        Designation.  The designation of the series of Preferred Stock created hereby shall be Preferred Stock, Series M, with no par value and a liquidation preference of $710.00 per share (hereinafter referred to as the “Designated Preferred Stock”).  Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock.  The Designated Preferred Stock will rank equally with any Parity Stock (as defined below) with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, if any, and will rank senior to the Common Stock (as defined below) with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.        Number of Shares.  The number of shares of Designated Preferred Stock shall be 100.

Section 3.        Definitions.  As used herein with respect to the Designated Preferred Stock:

“Bylaws” shall mean the bylaws of the Corporation, as they may be amended, restated, supplemented or modified from time to time.

“Certificate of Designations” shall mean the Certificate of Designations of the Designated Preferred Stock of the Corporation, as it may be amended, restated, supplemented or modified from time to time.

“Charter” shall mean the Corporation’s articles of incorporation, as they may be amended, restated, supplemented or modified from time to time.

“Common Stock” shall mean the common stock, $1.00 par value per share, of the Corporation.

“Designated Preferred Stock” shall have the meaning set forth in Section 1 of this Certificate of Designations.

“Junior Stock” means the Common Stock and any other class or series of capital stock of the Corporation the terms of which expressly provide that it ranks junior to the Designated Preferred Stock with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Parity Stock” means any class or series of capital stock of the Corporation (other than the Designated Preferred Stock) the terms of which do not expressly provide that it ranks senior or junior to the Designated Preferred Stock with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.  Without limiting the foregoing, Parity Stock shall include the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series 2008‑T.

“SCBCA” shall mean the South Carolina Business Corporation Act of 1988, as amended.

Section 4.        Dividends.  Holders of Designated Preferred Stock shall not be entitled to receive any dividends.

Section 5.        Liquidation Rights.

(a)        Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the rights of the holders of any class or series of securities ranking senior to the Designated Preferred Stock, the rights of the holders of any Parity Stock and the rights of the Corporation’s creditors, before any distribution of such assets or proceeds is made to or set aside for the holders of any Junior Stock as to such distribution, payment in full of an amount equal to $710.00 per share of Designated Preferred Stock (the “Liquidation Preference”).  The holders of Designated Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)        Partial Payment.  If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference to all holders of Designated Preferred Stock and the corresponding amounts payable with respect to any Parity Stock as to such distribution to all holders of such Parity Stock, the holders of Designated Preferred Stock and the holders of such Parity Stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)        Residual Distributions.  If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any Parity Stock as to such distribution have been paid in full to the holders of such Parity Stock, the holders of other capital stock of the Corporation shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)       Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.        Redemption.

(a)        Optional Redemption by the Holders.  Each holder of shares of Designated Preferred Stock shall have the right to cause the Corporation, upon notice given as provided in Section 6(d) below, to redeem such holder’s Designated Preferred Stock at any time following (i) the Closing (as defined in the Agreement and Plan of Merger, dated as of May 16, 2010, by and among The Toronto-Dominion Bank, Hunt Merger Sub, Inc. and the Corporation (as amended, supplemented or modified from time to time, the “Merger Agreement”)) or (ii) the termination of the Merger Agreement in accordance with its terms, in each case at a redemption price equal to the Liquidation Preference per share of Designated Preferred Stock (the “Redemption Price”) and otherwise as provided for in the Certificate of Designations.

(b)        Optional Redemption by the Corporation.  The Corporation, at the option of its board of directors, may redeem the shares of Designated Preferred Stock at the Redemption Price at any time following the earlier to occur of (i) the Closing (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement in accordance with its terms.  As an alternative to redemption hereunder in the event that the Corporation is not legally able to effect such redemption (including as a result of the Letter Agreement (including the Securities Purchase Agreement Standard Terms attached thereto), dated December 5, 2008, between the Corporation and the U.S. Department of the Treasury), the Corporation may require the holder of shares of Designated Preferred Stock to effect the conversion of its shares of Designated Preferred Stock as provided for in Section 8 hereof.  Any written request by the Corporation in respect of the foregoing shall be deemed to have the same force and effect as the notice of redemption described in Section 8(c), and shall be irrevocable.

(c)        Notice by the Corporation of Redemption.  Notice of redemption of the shares of Designated Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to each holder of record of such shares at its last address appearing on the books of the Corporation.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any such notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not the holders receive such notice.  Each notice shall state (i) the redemption date; and (ii) the place where the Designated Preferred Stock is to be redeemed.

(d)       Notice by Holders of Election to Cause Redemption.  Notice by any holder of redemption of such holder’s shares of Designated Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Secretary of the Corporation.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed by such holder for redemption.  Any such notice shall state (i) the redemption date; and (ii) the place where the Designated Preferred Stock is to be redeemed.

(e)        Effectiveness of Redemption.  If notice of redemption or the election to cause redemption, as applicable, has been duly given by the Corporation or by the holders, as applicable, and if on or before the redemption date specified in the notice all funds necessary for such redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of such shares, so as to be and continue to be available therefor, then, notwithstanding that the certificate for the shares so called for redemption has not been surrendered for cancellation, on and after the redemption date such shares shall cease to be outstanding, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption.

(g)        Status of Redeemed Shares.  Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of preferred stock other than Designated Preferred Stock).

Section 7.        Voting Rights.  The holders of shares of Designated Preferred Stock shall have the voting rights set forth in this Section 7 and as otherwise required by applicable law.

(a)        The holders of shares of Designated Preferred Stock shall be entitled to vote each share of Designated Preferred Stock on all matters submitted to a vote of the shareholders of the Corporation, with each share of Designated Preferred Stock having a number of votes equal to (x) 39.9% of the aggregate voting power of all capital stock issued and outstanding (including the Common Stock and all shares of Designated Preferred Stock) and entitled to vote thereon divided by (y) the number of shares of Designated Preferred Stock issued and outstanding, in each case as of the applicable record date.  The holders of shares of Designated Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of the shareholders of the Corporation, and the holders of shares of Designated Preferred Stock shall be entitled to vote separately as a single class with respect to those matters expressly set forth in Section 7(b).

(b)        Without the consent of the holders of at least 66-2/3% of the then issued and outstanding shares of Designated Preferred Stock, voting together as a single class and as a separate class from all other capital stock of the Corporation, the Corporation shall not: (i) issue or authorize for issuance any shares of Designated Preferred Stock or any rights, warrants, options, commitments or securities to acquire any Designated Preferred Stock (including any securities directly or indirectly convertible or exchangeable into any of the foregoing), (ii) increase or decrease the authorized number of shares of Designated Preferred Stock, or (iii) amend, alter or repeal any provision of the Certificate of Designations, the Charter or the Bylaws in any respect (including any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock, including but not limited to by creating any other series of preferred stock or other new class or series of capital stock or other securities having general voting rights or having the right to vote on the plan of merger contained in the Merger Agreement and submitted by the Board of Directors for approval thereof by the shareholders of the Corporation pursuant to Section 33-11-103 of the SCBCA, or on any other share exchange, reclassification, merger, consolidation or other business combination transaction involving the Corporation other than any such rights as are currently held by holders of any Parity Stock outstanding as of the date hereof.  On each matter voted on by the holders of Designated Preferred Stock voting as a separate class as provided in this Section 7(b), each share of Designated Preferred Stock is entitled to one vote.

Section 8.        Conversion.

(a)        At any time following the termination of the Merger Agreement, upon the terms and in the manner set forth in this Section 8, each share of Designated Preferred Stock shall be convertible, at the option of the holder thereof, into 10 fully paid and non-assessable shares of Common Stock.

(b)        Immediately upon conversion, the rights of a holder with respect to such holder’s shares of Designated Preferred Stock so converted shall cease and the person entitled to receive the shares of Common Stock upon the conversion of such shares of Designated Preferred Stock shall be treated for all purposes as having become the record and beneficial owner of such shares of Common Stock.

(c)        A holder of any shares of Designated Preferred Stock may exercise the conversion rights as to any such shares of Designated Preferred Stock by delivering to the Corporation during regular business hours, at the principal office of the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that such holder elects to convert such shares.  Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.  The holder shall be deemed to have become a shareholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on such date, in which event he shall be deemed to have become a Common Stock shareholder of record on the next succeeding date on which the transfer books are open.  Upon conversion of only a portion of the number of shares of Designated Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Designated Preferred Stock representing the unconverted shares of the certificate so surrendered.

(d)       The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Designated Preferred Stock as provided for herein, the full number of shares of Common Stock deliverable upon the conversion of all Designated Preferred Stock from time to time outstanding.

Section 9.        No Sinking Fund.  The shares of Designated Preferred Stock are not subject to the operation of a sinking fund.

Section 10.      No Preemptive Rights.  No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11.      No Transfer.  The holders of Designated Preferred Stock shall not, directly or indirectly, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, the Designated Preferred Stock; provided that a holder of Designated Preferred Stock may, directly or indirectly, sell, assign, transfer, encumber and otherwise dispose of the Designated Preferred Stock to any of its wholly-owned subsidiaries.

Section 12.      Record Holders.  To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 13.      Notices.  Except as otherwise expressly set forth herein, all notices or communications in respect of the Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Certificate of Designations, the Charter or Bylaws or by applicable law.

Section 14.      Replacement Certificates.  The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation.  The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 15.      Other Rights.  The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.